Exhibit 99.1

Callon Petroleum Company Announces Closing of Delaware Basin Acquisition and Updates 2018 Guidance

NATCHEZ, Miss., September 4, 2018 - Callon Petroleum Company (NYSE: CPE) (“Callon” or the “Company”) today announced that its wholly owned subsidiary, Callon Petroleum Operating Company, closed on its previously announced acquisition of oil and natural gas assets in the southern Delaware Basin from Cimarex Energy Co. for total cash consideration of approximately $538.6 million, including customary purchase price adjustments and the deposit paid upon signing, on August 31, 2018. The acquisition includes approximately 28,000 net surface acres primarily adjacent to Callon’s Spur operating area in Ward County. In addition to the closing of this acquisition, Callon provided an update to its full year 2018 guidance to reflect the revised full year outlook.

Key highlights include:

•	Raised the midpoint of annual 2018 production guidance by 1,500 BOE/d as the result of solid year-to-date performance in the Spur area and the impact of production from the acquisition

•	Reiterated production target of over 40,000 BOE/d for 4Q18

•
Raised the midpoint of net operated horizontal wells placed on production by 9% due to incremental activity on the acquired properties, realized drilling and completion efficiencies, and a sustained increase in non-operated activities on both legacy and acquired properties

•	Reduced full year 2018 LOE guidance by 4% as incremental benefits from strategic infrastructure investments are realized

Joe Gatto, President and Chief Executive Officer, commented, “We are excited to get to work on our new combined Spur footprint, and have already started the completion of a previously drilled Lower Wolfcamp A well and commenced drilling of an additional well on the acquired acreage. As previously discussed, this strategic “bolt-on” acquisition is highly contiguous to our legacy footprint and will offer significant advantages from extended lateral lengths and shared infrastructure. Our team has done a great job of preparing for the transition since the transaction announcement in May, and we expect to have a seamless integration into our Spur operations.”

2018 Guidance Update

Callon has updated its 2018 guidance for the acquisition and the results of operations through August 2018.

	Prior Full Year	Updated Full Year
	2018 Guidance	2018 Guidance
Total production (MBOE/d)	29.5 - 32.0	31.5 - 33.0
% oil	77%	76%
Income statement expenses (per BOE)
LOE, including workovers	$5.25 - $6.25	$5.00 - $6.00
Production taxes, including ad valorem (% of unhedged revenue)	6%	7%
Adjusted G&A: cash component (a)	$1.75 - $2.50	$1.75 - $2.50
Adjusted G&A: non-cash component (b)	$0.50 - $1.00	$0.50 - $1.00
Interest expense (c)	$0.00	$0.00
Effective income tax rate	22%	22%
Capital expenditures ($MM, accrual basis)
Operational (d)	$500 - $540	$530 - $560
Capitalized expenses	$60 - $70	$75 - $85
Net operated horizontal wells placed on production	43 - 46	47 - 50

(a)	Excludes stock-based compensation and corporate depreciation and amortization.

(b)	Excludes certain non-recurring expenses and non-cash valuation adjustments.

(c)	All interest expense anticipated to be capitalized.

(d)	Includes seismic, land and other items. Excludes capitalized expenses.

About Callon Petroleum

Callon Petroleum Company is an independent energy company focused on the acquisition, development, exploration, and operation of oil and natural gas properties in the Permian Basin in West Texas.

This news release is posted on the Company's website at www.callon.com and will be archived there for subsequent review under the “News” link on the top of the homepage.

Cautionary Statement Regarding Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include all statements regarding wells anticipated to be drilled and placed on production; future levels of drilling activity and associated production; the Company’s 2018 production guidance and expense forecast; and the implementation of the Company's business plans and strategy, as well as statements including the words “believe,” “expect,” “plans” and words of similar meaning. These statements reflect the Company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved, and actual results could differ materially from those projected as a result of certain factors. Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements include the volatility of oil and natural gas prices, ability to drill and complete wells, operational, regulatory and environment risks, our ability to finance our activities, cost and availability of goods, services and facilities necessary for our operations, and other risks more fully discussed in our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, available on our website or the SEC's website at www.sec.gov.

Supplemental Non-GAAP Financial Measures

This release includes non-GAAP measures including Adjusted G&A. Adjusted general and administrative expense (“Adjusted G&A”) is a supplemental non-GAAP financial measure that excludes certain non-recurring expenses and non-cash valuation adjustments related to incentive compensation plans. We believe that the non-GAAP measure of Adjusted G&A is useful to investors because it provides readers with a meaningful measure of our recurring G&A expense and provides for greater comparability period-over-period.

Contact Information

Mark Brewer
Director of Investor Relations
Callon Petroleum Company
ir@callon.com
1-281-589-5200